                                  EXHIBIT 3.2.2

                                   AMENDMENTS
                                     TO THE
                           SECOND AMENDED AND RESTATED
                               OPERATING AGREEMENT


1. That Section 6.5 of the Operating Agreement should be deleted in its entirety and the following substituted in lieu thereof:

          6.5 REMOVAL OF DIRECTOR. Any Director may be removed from time to time with or without cause by the affirmative vote of Members holding a Majority in Interest.


2. That Section 6.12, Section 6.13(a) and Section 6.13(b) of the Operating Agreement should be deleted in their entirety and the following substituted in lieu thereof:

          6.12 LIABILITIES OF DIRECTORS. In carrying out their duties hereunder, the Directors shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed by them to be in the best interest of the Company or in reliance on the provisions of this Agreement or the Articles, or for good faith errors of judgment, but shall only be liable for misconduct or negligence in the performance of their duties as Directors. The Directors shall not be expected to devote their full time and attention to the affairs of the Company, but shall devote such amounts of time and attention as are reasonable and appropriate in their good faith judgment under the circumstances prevailing from time to time.

          6.13 INDEMNIFICATION OF THE DIRECTORS, THEIR AFFILIATES AND CONTROL PERSONS.

               (a) Neither the Directors nor any Officer shall be liable to the Company or any Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Board determines that such course of conduct was in the best interest of the Company and did not result from the negligence or misconduct of such Director or Officer.

               (b) To the fullest extent permitted by law, the Directors and Officers (each such person being referred to herein as an "INDEMNITEE"), shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts arising from any and all claims (including attorneys' fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which they may be involved, as a party or otherwise, by reason of their management of the affairs of the Company, whether or not they continue to be such at the time any such liability or expense is paid or incurred; provided that Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such losses, claims, damages, liabilities, expenses or such other amounts resulted primarily from the negligence or misconduct of such Indemnitee. The termination of a proceeding by judgment, order, settlement or conviction upon a plea of nolo contenders, or its equivalent, shall not, of itself, create any presumption that such losses, claims, damages, liabilities, expenses or such other amounts resulted primarily from the negligence or misconduct of any Indemnitee or that the conduct giving rise to such liability, was not in the best interest of the Company. The Company shall also indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Indemnitee is or was an agent of the Company, against any losses, claims, damages, liabilities, expenses or any other amounts incurred by such Indemnitee in connection with the defense or settlement of such action; provided that no Indemnitee shall be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such losses, claims, damages, liabilities, expenses or such other amounts resulted from the negligence or misconduct of such Indemnitee. The Company may advance any Indemnitee any expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Indemnitee on behalf of the Company; and (ii) the Indemnitee gives a full recourse promissory note to the Company for the amounts of such advances payable in the event that the Indemnitee is determined to be not entitled to indemnification hereunder.

3. That Section 8.3 of the Operating Agreement should be deleted in its entirety and the following substituted in lieu thereof:

          8.3 MEETINGS OF MEMBERS. The annual meeting of Members shall be held on such date as the Board shall by resolution specify within a period commencing on January 1 and ending on June 30 in each year, beginning with 2002. At each annual meeting, Members shall conduct such business as may be properly presented to such meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. Special meetings of Members of the Company may be called by the Chairman of the Board, by any three (3) Directors, or upon the written demand of Members holding at least a ten percent (10%) Percentage Interest and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct. Members may attend any such meeting in person or by proxy.


Effective Date: July 16, 2001.


                                       /s/ Jack G. Frahm
                                       -----------------------
                                       Jack G. Frahm, Secretary